Exhibit 99.1

August 4, 2021 08:30 AM Eastern

Air Industries Group Reports 82.4% Second Quarter Revenue Growth

Significantly Improved Financial Results for Both the

Three and Six Months Ended June 30, 2021

Bay Shore, NY -- (Business Wire) – August 4, 2021 8:30 AM Eastern – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group, an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors today announced results for the three and six-month periods ended June 30, 2021.

Q2 Highlights

•	Receipt of $7.4 million order for ‘Thrust Struts’, a critical component of the Geared Turbofan (GTF) Jet Engine.

o	Our current fully funded backlog is $91.5 million.

•	Consolidated net sales increased by $7.0 million, or 82.4%, to $15.5 million compared with $8.5 million in Q2 2020.

•	Consolidated gross profit increased $2.0 million, or 333.3%, to $2.6 million compared with $600,000 in Q2 2020.

o   Gross profit as a percentage of sales was 16.8% compared with 7.1% in 2020.

•	Operating income increased by $1.7 million to $400,000 compared with an operating loss of $1.3 million in 2020.

•	Adjusted EBITDA increased $1.5 million to $1.4 million compared with an EBITDA loss of $100,000 in 2020.

Six-Month Highlights

•	Consolidated net sales increased by $7.3 million, or 33.3%, to $29.2 million compared with $21.9 million in 2020.

•	Consolidated gross profit increased $1.6 million, or 57.1%, to $4.4 million compared with $2.8 million in 2020.

o   Gross profit as a percentage of sales was 15.1% compared with 12.8% in 2020.

•	Operating income increased by $1.9 million to $500,000 compared with an operating loss of $1.4 million in 2020.

•	Adjusted EBITDA increased nearly $1.8 million, or nearly 225%, to $2.6 million compared with an EBITDA of $800,000 in 2020.

Reconciliation of Net Income to Adjusted EBITDA

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “The strong second quarter sales results delivered by our team was led by significant improvement at our Sterling manufacturing facility. The meaningful quarterly increases in gross profit and EBITDA were also driven by a more diverse product mix at CMS.

Also, during the quarter, as part of a long-term agreement for our largest commercial aviation product, we received a $7.4 million order for a critical component of the Geared Turbofan (GTF). Our current fully funded backlog is $91.5 million. In a manufacturing business such as ours, gross profit, operating profit, and EBITDA are highly correlated with revenue. The improvement in all these metrics illustrate the improved earnings leverage of the company.

Adding additional strength to our balance sheet, we are very pleased that we were able to reduce inventory by $2.0 million during the quarter – which grew as a result of Covid-19-related supply chain challenges. The improved financial results allow us to continue our robust capital investment program upgrading and enhancing our capabilities.”

Melluzzo concluded, “We are adding to the strong momentum and backlog of orders of the first six months with the previously announced three-year agreement in July to purchase $12 – $18 million of landing gear components for the F-35 Joint Strike Fighter Aircraft. We look forward to a strong second half of the year and anticipate that the improvements and enhancements we’ve initiated will continue to generate strong results.”

Investor Conference Call

The Company will host a conference call for investors on August 4, 2021 at 4:30 PM Eastern.

Conference Toll-Free Number: 1-888-207-0293 Passcode – 392 813

About Air Industries Group

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. For more information visit www.airindustriesgroup.com.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock-based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward-looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Michael Recca - CFO

Investor Relations

631.328.7078

ir@airindustriesgroup.com